                                      Exhibit 10.1

[Company Lettterhead]

                 February 9, 2010

Mr. Emil (Bud) J. Fanelli
[Address]
[City], [State] [Zip Code]

Dear Bud:

In recognition of your extra efforts while Superior Industries International, Inc. (the Company”) is searching for a new Chief Financial Officer (“CFO”) and during the transition period after a new CFO is found, we submit the following Acting CFO Terms and Conditions for your review and acceptance.  This Agreement is intended to completely supersede the July 8, 2008 retention agreement (the “Retention Agreement”) you signed with the Company.

1.	Upon your approval of this Agreement, the Company shall present you with a check for $9,600, less applicable withholding taxes, to compensate you for cancelling the Retention Agreement.

2.
If you are employed on the date that is six months after the hiring of a successor CFO, a lump sum payment of twelve weeks pay, using the base pay range in effect at that time, shall be made to you.  If your employment is terminated prior to the date that is six months after the hiring of a successor CFO, you will forfeit this payment.

3.	Effective January 1, 2010, your annual paid vacation shall accrue at the rate of four weeks per year, and shall remain at that level thereafter.

Agreed and Accepted this                                                                           Agreed and Accepted this

9th day of February, 2010                                                                           12th day of February, 2010

__________________________                                                           _____________________________
Steven J. Borick,                                                                                           Emil J. Fanelli
Chairman, CEO, and President,
Superior Industries International, Inc.